Exhibit 99.1

Global Power Equipment Group

Reports Second Quarter 2012 Financial Results

•	Achieved record backlog of $402.5 million driven by Services Division contract wins

•	Revenue in the second quarter was $94.7 million, down from $138.3 million due to shipment delays and reduced maintenance services

•	Second quarter gross margin expanded to 17.9% compared with 15.8% on higher “as sold” margins and favorable project execution

•	Strong balance sheet: $90.5 million in cash and no debt

•	Expects full year 2012 consolidated revenue to be up 8% to 12% over prior year as acquisition offsets lower growth potential in 2012 for Services Division

IRVING, Texas, August 9, 2012 – Global Power Equipment Group Inc. (NASDAQ: GLPW) (“Global Power” or “Company”) today reported its financial results for the second quarter ended June 30, 2012.

Total revenue in the second quarter of 2012 was $94.7 million, down 31.5% from total revenue of $138.3 million in the prior year’s second quarter. Lower revenue was the result of $16.9 million in delayed customer shipments by the Products Division, while the Services Division had fewer refueling outages combined with customers deferring maintenance and constricting capital spending in response to lower demand and a mild 2011 winter.

Net income was $0.9 million, or $0.05 per diluted share, in the second quarter of 2012 compared with $49.6 million, or $2.92 per diluted share, in the same prior-year period. Second quarter 2011 net income included a $40.1 million, or $2.36 per diluted share, tax benefit. The decline in net income was primarily driven by lower volume and higher selling and administrative expenses (S&A) including one-time items which were partially offset by gross margin expansion from both operating divisions.

“Our financial results this quarter were weaker than expected due to customer-related delays for receipt of gas turbine auxiliary equipment and reduced spending on elective maintenance projects. We see these as short-term issues and are focused on delivering solid second half 2012 results. Despite the uncertainty surrounding the global economy and slowing electrical power demand in the U.S., we believe fundamentally the markets we serve create measurable opportunity for us in the long-term. We achieved record backlog in the quarter, and believe this is a testament to our competitive advantages and growth potential,” said Luis Manuel Ramírez, President and Chief Executive Officer of Global Power.

Global Power Equipment Group Reports Second Quarter 2012 Financial Results

August 9, 2012

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), was $2.4 million, or 2.6% of sales in the second quarter of 2012 compared with $9.9 million, or 7.2% of sales in last year’s second quarter. The attached table provides important disclosures regarding Global Power’s use of EBITDA and a reconciliation of income from continuing operations to EBITDA.

PRODUCTS DIVISION: DELAYED SHIPMENTS IMPACT REVENUE

Products Division revenue for the second quarter of 2012 decreased $20.9 million, or 38.3%, to $33.6 million compared with the prior-year period, primarily due to $16.9 million in customer-delayed shipments which were partially offset by approximately $12 million of project shipments in the quarter that had originally been scheduled to ship in the trailing first quarter of this year. Of the $16.9 million of delayed shipments, approximately 40% has been shipped to date, 20% to 30% is expected to ship in the third quarter and the remainder is expected to ship by year end. Project shipment dates often change after a project is added to backlog due to project site logistics or customer driven change orders, among other reasons, including transportation logistics which can cause shipments to move from one period to the next.

Second quarter 2012 gross margin expanded 296 basis points to 23.8% compared with the 2011 second quarter reflecting improved pricing from projects destined for international markets.

Backlog for the Products Division as of June 30, 2012 increased $0.7 million from the trailing quarter to $136.1 million, but was up $15.5 million from year ago levels. The book-to-bill ratio in the quarter was 1.0x. The Company remains optimistic regarding future prospects for new natural gas-fired power generation projects, although quote and booking activity slowed in the quarter indicating a delayed recovery in the industry. Approximately 70%—75% of backlog is expected to ship by the end of 2012.

SERVICES DIVISION REPORTS RECORD BACKLOG

The decrease in Services Division revenue of $22.8 million, or 27.1%, during the second quarter of 2012 compared with the same period in 2011 was primarily the result of approximately $16.8 million lower revenue associated with reduced refueling outages at nuclear power facilities and delayed maintenance activity due to the abnormally mild winter season in 2011 to 2012. Additionally, the Company recognized $15.4 million of revenue in 2011 on a contract that has since expired. Partially offsetting this decline was $9.4 million in revenue from capturing nuclear services and construction support work at new build nuclear reactor sites in the U.S.

For the 2012 quarter, gross margin expanded 217 basis points to 14.7% on efficient project execution on certain projects.

Services Division backlog as of June 30, 2012 was a record $266.5 million. Backlog grew $67.0 million, or 33.6% from March 31, 2012, from new contract wins for nuclear power facilities under construction in the U.S. and the renewal and scope expansion of a maintenance and modification contract with a major customer. The project award-to-revenue ratio in the quarter was 2.1x. Approximately 35%-40% of backlog is expected to be realized in 2012.

CONSOLIDATED OPERATING INCOME DOWN ON VOLUME AND ONE TIME S&A EXPENSES

Operating income during the second quarter of 2012 was $2.0 million, down by $7.4 million from the prior year’s second quarter. Operating margin was 2.1% in the current quarter compared with 6.8% in the second quarter of last year. S&A expenses in the second quarter of 2012 were $15.0 million, up $2.4 million over the prior year period. The increase included $0.9 million in management transition expenses of which $0.5 million was non-cash stock compensation expense for accelerated vesting of the Company’s recently retired CEO. In addition to costs associated with the new Enterprise Resource Planning (“ERP”) system within the Products division, there was an increase of $0.5 million in acquisition transaction costs in the quarter. As a percent of sales, S&A was 15.9% in the second quarter compared with 9.1% in the last year’s second quarter.

Global Power Equipment Group Reports Second Quarter 2012 Financial Results

August 9, 2012

FINANCIAL FLEXIBILITY: $90.5 MILLION IN CASH AND EQUIVALENTS

Cash and cash equivalents at June 30, 2012 decreased to $90.5 million compared with $99.5 million at December 31, 2011 and $95.4 million at March 31, 2012.

Capital expenditures were $2.2 million in the six months ended June 30, 2012, compared with $1.7 million during the same period in 2011. The increase was due to the new ERP system for the Products Division which was placed in service in the second quarter of 2012.

Given the Company’s solid balance sheet and positive long-term outlook, in June 2012, the Board of Directors approved a new quarterly dividend policy. The initial cash dividend of $0.09 per share or $1.5 million was paid on June 29, 2012. The Board of Directors has authorized the next quarterly dividend of $0.09 per share to shareholders of record at the close of business on September 10, 2012 which will be payable on or about September 28, 2012.

Additionally, the Board of Directors authorized a program to repurchase up to two million shares of common stock. To date, there have been no repurchases made under the program.

OUTLOOK

Although the outlook for the industries served by Global Power remains strong, developments in the second quarter of 2012 indicated a slowing of gas turbine installations due to the continuation of global headwinds to economic growth and have caused a reduction in proposal activity for the Products Division. The Company remains optimistic as the mid- and long-range outlook is positive in the Middle East, South America, Asia and the U.S. as natural gas power generation is a less expensive and lower emission alternative to coal-fired power generation.

For the Services Division, although in the early stages of acquiring new business related to the four new build nuclear project sites in the U.S., the Company believes it can compete well in this space and is well positioned to secure additional scope in the future at these sites. It also expects that more requirements for maintenance on existing nuclear facilities in reaction to the disaster at Fukushima can drive more potential business for this segment.

Record consolidated backlog at June 30, 2012 was $402.5 million compared with $334.8 million at March 31, 2012. Approximately 50% of backlog is expected to convert to revenue in 2012.

Mr. Ramírez concluded, “We believe we are strategically well positioned in the energy markets for growth as we capture greater market share and expand our product and service offerings. We will continue to pursue acquisitions as part of our growth strategy, but will remain laser focused on competing to win in our current operations.”

The Company projects its 2012 consolidated revenue will increase 8% to 12% over 2011. This includes an estimated $12 million to $14 million in revenue from the acquisition of Koontz-Wagner Custom Controls, which closed on July 30, 2012. Gross margin expectations are unchanged at approximately 50 basis points down from the 17.0% gross margin achieved in 2011. Recurring operating expenses, excluding transaction and integration costs for the acquisition, estimated at $2.5 million, and one-time expenses associated with changes in executive management estimated at $1.2 million, are expected to be approximately 5% to 10% higher than the prior year.

Global Power Equipment Group Reports Second Quarter 2012 Financial Results

August 9, 2012

Webcast and Conference Call

Global Power Equipment Group will host a conference call and live webcast tomorrow at 9:30 am Central Time (10:30 am ET). During the conference call and webcast, Luis Manuel Ramírez, President and Chief Executive Officer, and David L. Willis, Senior Vice President and Chief Financial Officer, will review the Company’s financial condition and operating results for the second quarter of 2012, as well as the strategy and outlook. Their review will be accompanied by a slide presentation which will be available on the Company’s website at www.globalpower.com. A question-and-answer session will follow the formal presentation.

Global Power’s conference call can be accessed by dialing 201-493-6780. Alternatively, the webcast can be monitored at www.globalpower.com.

A telephonic replay will be available from 1:30 p.m. ET the day of the teleconference until Friday, August 24, 2012. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 397923. Alternatively, an archive of the webcast will be available on the Company’s website at www.globalpower.com. A transcript will also be posted to the website, once available.

About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. Through its Services Division, the Company provides on-site specialty support and outage management services for commercial nuclear reactors in the United States and maintenance services to fossil and hydroelectric power plants and other industrial operations. Through its Products Division, the Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 40 years of power generation industry experience. With a strong competitive position in its product lines, the Company benefits from a large installed base of equipment in domestic and international markets. Additional information about Global Power Equipment Group Inc. may be found at www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including the section of our Annual Report on Form 10-K filed with the SEC on March 14, 2012 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:

Deborah Pawlowski

Kei Advisors LLC

(716) 843-3908

investorrelations@globalpower.com

FINANCIAL TABLES FOLLOW.

Global Power Equipment Group Reports Second Quarter 2012 Financial Results

August 9, 2012

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Products revenue	$33,582	$54,468	$65,686	$74,941
Services revenue	61,096	83,848	133,454	167,670

Total revenue	94,678	138,316	199,140	242,611

Cost of products revenue	25,586	43,112	51,446	60,178
Cost of services revenue	52,100	73,325	114,210	147,313

Cost of revenue	77,686	116,437	165,656	207,491
Gross profit	16,992	21,879	33,484	35,120
Selling and administrative expenses	15,024	12,581	28,736	24,570
Reorganization (income) expense	—	(50)	—	(5)

Operating income	1,968	9,348	4,748	10,555
Interest expense, net	90	314	1,271	574
Other income, net	(2)	(140)	(7)	(62)

Income from continuing operations before income tax	1,880	9,174	3,484	10,043
Income tax expense (benefit)	917	(39,004)	1,629	(38,985)

Income from continuing operations	963	48,178	1,855	49,028

Discontinued operations:
(Loss) income from discontinued operations	(60)	1,459	(127)	1,495

Net income	$903	$49,637	$1,728	$50,523

Basic earnings per weighted average common share:
Income from continuing operations	$0.06	$3.03	$0.11	$3.12
(Loss) income from discontinued operations	(0.01)	0.10	(0.01)	0.09

Income per common share—basic	$0.05	$3.13	$0.10	$3.21

Weighted average number of shares of common stock outstanding—basic	17,110,768	15,875,794	16,743,116	15,720,143

Diluted earnings per weighted average common share:
Income from continuing operations	$0.06	$2.84	$0.11	$2.90
(Loss) income from discontinued operations	(0.01)	0.08	(0.01)	0.09

Income per common share—diluted	$0.05	$2.92	$0.10	$2.99

Weighted average number of shares of common stock outstanding—diluted	17,190,975	16,983,606	17,187,303	16,908,745

Global Power Equipment Group Reports Second Quarter 2012 Financial Results

August 9, 2012

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$90,483	$99,491
Restricted cash	3,100	3,100
Accounts receivable, net of allowance of $1,094 and $1,135	38,030	52,573
Inventories	6,211	5,354
Costs and estimated earnings in excess of billings	49,289	30,680
Deferred tax assets	3,424	3,424
Other current assets	6,186	5,920

Total current assets	196,723	200,542
Property, plant and equipment, net	11,000	9,492
Goodwill	74,018	74,018
Intangible assets, net	12,500	12,500
Deferred tax assets	15,153	14,448
Other assets	5,212	5,150

Total assets	$314,606	$316,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,313	$10,377
Accrued compensation and benefits	13,280	16,485
Billings in excess of costs and estimated earnings	11,505	12,859
Accrued warranties	5,291	4,719
Other current liabilities	8,094	7,153

Total current liabilities	49,483	51,593
Other long-term liabilities	6,011	5,903

Total liabilities	55,494	57,496
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 17,934,370 and 16,771,388 shares issued, respectively, and 17,220,345 and 16,381,533 shares outstanding, respectively	179	168
Paid-in capital	70,414	69,495
Accumulated other comprehensive (loss) income	(103)	508
Retained earnings	188,629	188,487
Treasury stock, at par (714,025 and 389,855 common shares, respectively)	(7)	(4)

Total stockholders’ equity	259,112	258,654

Total liabilities and stockholders’ equity	$314,606	$316,150

Global Power Equipment Group Reports Second Quarter 2012 Financial Results

August 9, 2012

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six months ended
	June 30,
	2012	2011
	(Unaudited)
Operating activities:
Net income	$1,728	$50,523
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income tax benefit	(705)	(40,140)
Depreciation and amortization on plant, property and equipment and intangible assets	905	1,516
Amortization on deferred financing costs	1,152	261
(Gain) loss on disposals of equipment	(15)	4
Stock-based compensation	3,943	2,943
Changes in operating assets and liabilities	(7,520)	(14,314)

Net cash provided by (used in) operating activities	(512)	793

Investing activities:
Proceeds from sale of equipment	15	6
Purchase of property, plant and equipment	(2,214)	(1,718)

Net cash used in investing activities	(2,199)	(1,712)

Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(3,016)	(2,864)
Proceeds from warrants exercised	—	7
Dividends paid	(1,547)	—
Debt issuance costs	(924)	—

Net cash used in financing activities	(5,487)	(2,857)
Effect of exchange rate changes on cash	(810)	1,938

Net change in cash and cash equivalents	(9,008)	(1,838)
Cash and cash equivalents, beginning of period	99,491	55,474

Cash and cash equivalents, end of period	$90,483	$53,636

Global Power Equipment Group Reports Second Quarter 2012 Financial Results

August 9, 2012

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Income from continuing operations	$963	$48,178	$1,855	$49,028
Add back:
Income tax provision	917	(39,004)	1,629	(38,985)
Interest expense, net	90	314	1,271	574
Depreciation and amortization	468	454	905	1,314

EBITDA from continuing operations(1)	$2,438	$9,942	$5,660	$11,931

(1)

EBITDA from continuing operations represents income from continuing operations adjusted for income taxes, interest, depreciation and amortization. The Company believes EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, EBITDA is not a GAAP financial measure. The Company’s calculation of EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

Global Power Equipment Group Reports Second Quarter 2012 Financial Results

August 9, 2012

GLOBAL POWER EQUIPMENT GROUP INC.

SEGMENT DATA

(in thousands)

	Three Months Ended		Six Months Ended
	6/30/2012	6/30/2011	6/30/2012	6/30/2011
	(Unaudited)		(Unaudited)
Revenue
Products	$33,582	$54,468	$65,686	$74,941
Services	61,096	83,848	133,454	167,670

Total Revenue	94,678	138,316	199,140	242,611

Gross Profit and Margins
Products	7,996	11,356	14,240	14,763
Gross Profit Margin	23.8%	20.8%	21.7%	19.7%
Services	8,996	10,523	19,244	20,357
Gross Profit Margin	14.7%	12.6%	14.4%	12.1%

Total Gross Profit	16,992	21,879	33,484	35,120
Gross Profit Margin	17.9%	15.8%	16.8%	14.5%

Operating Profit and Margins
Products	763	5,122	397	2,553
Operating Profit Margin	2.3%	9.4%	0.6%	3.4%
Services	1,205	4,226	4,351	8,002
Operating Profit Margin	2.0%	5.0%	3.3%	4.8%

Total Operating Profit	1,968	9,348	4,748	10,555
Operating Profit Margin	2.1%	6.8%	2.4%	4.4%

Global Power Equipment Group Reports Second Quarter 2012 Financial Results

August 9, 2012

GLOBAL POWER EQUIPMENT GROUP INC.

BACKLOG BY SEGMENT

(in thousands)

(Unaudited)

	2012		2011
Backlog	Q1	Q2	Q1	Q2	Q3	Q4
Products	$135,355	$136,058	$147,251	$120,571	$126,198	$130,614
Services	199,412	266,451	206,050	195,904	213,647	213,433

Total	$334,767	$402,509	$353,301	$316,475	$339,845	$344,047

GLOBAL POWER EQUIPMENT GROUP INC.

PRODUCT SHIPMENTS BY GEOGRAPHY

(in thousands)

(Unaudited)

	2012
Products Shipped to	Q1	Q2	YTD	% of total
Middle East	$12,891	$16,708	$29,599	45%
United States	6,578	10,241	16,819	26%
South America	4,660	1,080	5,740	9%
Europe	2,395	1,580	3,975	6%
Mexico	2,661	1,085	3,746	6%
Asia	2,759	725	3,484	5%
Canada	12	1,427	1,439	2%
Other	148	736	884	1%

Total	$32,104	$33,582	$65,686	100%

	2011
Products Shipped to	Q1	Q2	Q3	Q4	Total	% of total
Middle East	$5,883	$25,863	$11,866	$18,741	$62,353	39%
United States	8,150	8,901	8,619	16,819	42,489	27%
Asia	175	5,947	7,525	5,381	19,028	12%
South America	1,985	5,025	550	2,729	10,289	7%
Other	257	35	6,398	1,150	7,840	5%
Canada	13	5,662	91	34	5,800	4%
Europe	970	2,528	1,587	428	5,513	3%
Mexico	3,040	507	64	957	4,568	3%

Total	$20,473	$54,468	$36,700	$46,239	$157,880	100%